Exhibit 99.1

FOR IMMEDIATE RELEASE	Aug. 12, 2014
Media Contact: Joseph Barrios, (520) 884-3725
Financial Analyst Contact: Chris Norman, (520) 884-3649

ARIZONA CORPORATION COMMISSION APPROVES FORTIS ACQUISITION OF UNS ENERGY

Tucson, Ariz. - The Arizona Corporation Commission (ACC) today issued its final written approval of the acquisition of UNS Energy Corporation (NYSE:UNS) by Fortis Inc. (TSX:FTS), Canada’s largest investor-owned electric and gas distribution utility holding company.

By a unanimous vote, the ACC concluded the acquisition will serve the public interest by generating benefits for UNS Energy subsidiaries Tucson Electric Power (TEP) and UniSource Energy Services (UES) and their customers. Both companies will have stronger balance sheets and improved access to capital, while customers will receive bill credits totaling $30 million over five years under terms of a settlement approved by the ACC.

“TEP and UES will gain new financial strength through this transaction while preserving local control over utility operations that will continue to provide our customers with safe, reliable and affordable service,” said David Hutchens, President and CEO of UNS Energy, TEP and UES.

The ACC’s vote came just seven months after TEP and Fortis filed a request for review and approval of the $4.3 billion acquisition, which includes the assumption of $1.8 billion in debt. Now that all necessary regulatory approvals have been secured, the transaction is expected to be completed before the end of August.

“The Commission’s approval affirms the benefits of the merger for customers of TEP and UES,” said Fortis President Barry Perry, who will succeed H. Stanley Marshall as the company’s CEO effective December 31, 2014. “We look forward to working with UNS Energy to ensure the continued operation of sound utilities and the delivery of quality service to customers.”

Under terms of the settlement approved by the ACC, TEP and UES will remain headquartered in Tucson under local control with current management and staffing levels. The settlement includes provisions intended to protect each regulated utility and its customers, including a requirement that UNS Energy be overseen by an independent board of directors, a majority of whom are Arizona residents.

Once the transaction is completed, TEP and UES will proceed with plans to apply “acquisition credits” to customers’ bills from October through March for the next five years. The resulting savings will range from about $1 per month for residential customers to $200 per month for the largest commercial and industrial customers. Additional first-year savings will be realized through temporary reductions in usage-based charges from October 2014 through March 2015; those savings will vary with consumption.

About UNS Energy:

UNS Energy is a Tucson, Arizona-based company with consolidated assets of approximately $4.5 billion. UNS Energy subsidiary Tucson Electric Power serves approximately 414,000 customers in southern Arizona. UNS Energy subsidiary UniSource Energy Services provides natural gas and electric service for approximately 243,000 customers in northern and southern Arizona. UNS Energy shares are listed on the New York Stock Exchange and trade under the symbol UNS. To learn more, visit uns.com.

About Fortis:

Fortis is the largest investor-owned electric and gas distribution utility in Canada, with total assets, prior to the closing of the acquisition of UNS Energy, of approximately C$18.6 billion and fiscal 2013 revenue exceeding C$4 billion. Its regulated utilities account for approximately 90% of total assets and serve approximately 2.5 million customers across Canada and in New York State and the Caribbean. Fortis owns non-regulated hydroelectric generation assets in Canada, Belize and Upstate New York. The Corporation's non-utility investment is comprised of hotels and commercial real estate in Canada. For more information, visit fortisinc.com or sedar.com.

Forward Looking Statements

Statements included in this news release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act. Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions. Forward-looking statements including, without limitation, those relating to UNS Energy’s and its subsidiaries’ future business prospects, revenues, proceeds, working capital, investment valuations, liquidity, income, and margins, as well as the timing and consequences of the Fortis acquisition, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements. Those factors include, but are not limited to: the possibility that various conditions precedent to the consummation of the Fortis transaction will not be satisfied or waived; the ability to obtain regulatory approvals of the Fortis transaction on the timing and terms thereof; state and federal regulatory and legislative decisions and actions; regional economic and market conditions which could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of our pension and other retiree benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; the ongoing restructuring of the electric industry; changes to long-term contracts; the cost of fuel and power supplies; cyber attacks or challenges to our information security; and the performance of TEP's generating plants; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. UNS Energy and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.